UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2016

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2016, the Board of Directors of AAR CORP. (the “Company”), at its regularly scheduled meeting, increased the size of the Board to 12 members and, upon the recommendation of the Nominating and Governance Committee,  elected Jennifer L. Vogel as a director to fill the vacancy created by the increase.  Ms. Vogel was most recently Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc.

Ms. Vogel will serve as a Class I director for a term expiring at the Company’s 2018 annual meeting of stockholders. Ms. Vogel was appointed to the Nominating and Governance Committee and the Compensation Committee of the Board of Directors.

Ms. Vogel will participate in the Company’s standard director compensation programs as described in the Company’s most recent proxy statement.  As a part of her director compensation, Ms. Vogel received a grant of 2,083 restricted shares, which represents the pro-rata portion of the 5,000 share grant awarded to directors on June 1, 2015 for the fiscal year ending May 31, 2016.  The restricted shares will vest on June 1, 2016.

There was no arrangement or understanding between Ms. Vogel and any other persons pursuant to which she was selected as a director. There are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission between the Company and Ms. Vogel required to be disclosed herein.

A press release announcing the election of Ms. Vogel to the Company’s Board of Directors is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibit

99.1                        Press release issued by AAR CORP. on January 11, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      January 12, 2016

AAR CORP.

By:	/S/ ROBERT J. REGAN
Robert J. Regan
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press released issued by AAR CORP. on January 11, 2016.